UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary I.nformation Statement
☐	Confidential, for Use of Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Xcel Brands, Inc.

(Name of Registrant As Specified In Charter)

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1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
2)	Aggregate number of securities to which transaction applies: 7,517,137 shares of Common Stock
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule: N/A
4)	Proposed maximum aggregate value of transaction: N/A
5)	Total Fee paid: N/A

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Xcel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

Dear Stockholders:

The enclosed notice and information statement (the “Information Statement”) was mailed on or about [●], 2012, pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, to the holders of record of the shares of common stock (the “Common Stock”) of Xcel Brands, Inc., a Delaware corporation (the “Company”, “us” or “we”), as of the close of business on the record date October 18, 2012. The purpose of the Information Statement is to notify our stockholders that the holders of 4,442,129 shares (the “Majority Stockholders”) of the Company’s common stock (the “Common Stock”), par value $0.001 per share (representing 59.1% of the issued and outstanding shares of our Common Stock), executed a written consent dated October 18, 2012, (i) approving an amendment to the Company’s 2011 Equity Incentive Plan and (ii) electing certain directors to our Board of Directors. Our Board of Directors unanimously approved resolutions amending the Company’s 2011 Equity Incentive Plan, subject to approval of the Company’s stockholders, on October 10, 2012. Accordingly, your approval is not required and is not being sought for either the amendment to the 2011 Equity Incentive Plan or the election of directors.

You are urged to read the Information Statement carefully and in its entirety for a description of the actions taken by the Majority Stockholders. The actions will become effective on [●], 2012, the date that is twenty-one (21) calendar days after the date this Information Statement was first mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by the Majority Stockholders. Because the Majority Stockholders have voted in favor of the foregoing actions and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement. The Board of Directors is not soliciting your proxy in connection with the adoption of the resolution, and proxies are not requested from stockholders.

This notice and the information statement attached hereto shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law.

Sincerely,

Robert D’Loren
Chief Executive Officer

Xcel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

Information Statement

Pursuant to Section 14 of the Securities Exchange Act of 1934,

as amended, and Regulation 14C and Schedule 14C Thereunder

The enclosed notice and information statement (the “Information Statement”) was mailed on or about [●], 2012, pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of record of the shares of common stock, par value $0.001per share (the “Common Stock”) of Xcel Brands, Inc., a Delaware corporation (the “Company”, “us” or “we”), as of the close of business on the record date, October 18, 2012 (the “Record Date”). The purpose of the Information Statement is to notify our stockholders that the holders of 4,442,129 shares (the “Majority Stockholders”) of Common Stock (representing 59% of the issued and outstanding shares of our Common Stock) executed a written consent dated October 18, 2012 (the “Consent”), (i) approving an amendment to the Company’s 2011 Equity Incentive Plan (the “Plan”) whereby the number of shares of Common Stock available for issuance under the Plan shall be increased by 2,500,000 shares of Common Stock, resulting in a total of 5,000,000 shares of Common Stock eligible for issuance under the Plan, with the maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the Plan increasing from 1,000,000 to 2,000,000 and the maximum number of shares which may be granted to a participant under the Plan during any calendar year or part thereof increasing to 2,000,000 and (ii) electing certain directors to our Board of Directors. Our Board of Directors unanimously approved resolutions amending the Plan, subject to approval of the Company’s stockholders, on October 10, 2012. Accordingly, your approval is not required and is not being sought.

This notice and Information Statement shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”). No additional action will be undertaken by the Company with respect to the receipt of the Consent, and no dissenters’ rights with respect to the receipt of the Consent and no dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the adoption or approval of the amendment to the Plan or the election of directors. The actions will become effective on [●], 2012, the date that is twenty-one (21) calendar days after the date this Information Statement was first mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Because the Majority Stockholders have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement. The Board of Directors is not soliciting proxies in connection with the adoption of these resolutions, and proxies are not requested from stockholders.

As of the Record Date, we had 7,517,137 shares of Common Stock issued and outstanding. Stockholders of record as of the Record Date are entitled to notice of the foregoing.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. No Vote or Other Action of the Company’s Stockholders is Required in Connection With This Information Statement.

By order of the Board of Directors

Robert D’Loren

Chief Executive Officer

[●], 2012

ACTIONS APPROVED

1.	AMENDMENT TO THE COMPANY’S 2011 EQUITY INCENTIVE PLAN

The effect of the amendment to the Plan will be to increase the (i) number of shares of Common Stock available for issuance under the Plan by 2,500,000 shares of Common Stock, resulting in a total of 5,000,000 shares of Common Stock eligible for issuance under the Plan, (ii) maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the Plan from 1,000,000 to 2,000,000 and (iii) maximum number of shares which may be granted to a participant under the Plan during any calendar year or part thereof from 500,000 to 2,000,000.

The increase in the number of shares of Common Stock available for issuance under the Plan, and the related increases in the maximum number of shares of Common stock with respect to which incentive stock options may be granted under the Plan and which may be granted to a participant under the Plan during any calendar year or part thereof, will provide the Company with greater flexibility in administering the Plan and offering an opportunity to acquire a proprietary interest in the Company to its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company.

Our Board of Directors unanimously approved resolutions amending the Plan, subject to approval of the Company’s stockholders, on October 10, 2012. The Majority Stockholders executed the Consent approving the amendment to the Plan on October 18, 2012.

2.	ELECTION OF DIRECTORS

The effect of the election of certain directors to our Board of Directors will be the election, qualification and appointment as directors of Robert W. D’Loren, Marisa Gardini, Mark DiSanto, Todd Slater, Edward Jones III, Howard Liebman and Jack Dweck, with Robert W. D’Loren to serve as Chairman of the Board of Directors. All of the foregoing directors are currently directors of Company (and so will be re-elected to the Board of Directors) with the exception of Jack Dweck, who was previously an observer to the Board of Directors and is now being elected as director of the Company in place of Jeffrey Cohen, who will cease serving as director effective [●], 2012, the date upon which the actions that are subject to this Information Statement become effective.

The Majority Stockholders executed the Consent approving the election, qualification and appointment of the foregoing directors to our Board of Directors on October 18, 2012.

VOTE REQUIRED; MANNER OF APPROVAL

Approval to implement the amendment to the Plan and the election of the directors listed above requires the affirmative vote of the holders of a majority of the voting power of the Company. Because stockholders holding at least a majority of the voting rights of our outstanding Common Stock have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transaction described in this Information Statement. The Board of Directors is not soliciting proxies in connection with the adoption of these proposals, and proxies are not requested from stockholders.

In addition, the DGCL provides in substance that stockholders may take action without a meeting of the stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting. The action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

The Company has no class of voting stock outstanding other than the Common Stock. There are currently 7,517,137 shares of Common Stock issued and outstanding, and each share of Common Stock is entitled to one vote. Accordingly, the votes or written consents of stockholders holding at least 3,758569 shares of the issued and outstanding Common Stock are necessary to implement the amendment to the plan and the election of the directors listed above.

2

On October 18, 2012, the Majority Stockholders executed and delivered to the Company the Consent. The following table lists the shares of Common Stock voted in favor of the Consent and the percentage of the Common Stock issued and outstanding represented by such shares. The percentage of class beneficially owned set forth below is based on 7,517,137 shares of Common Stock outstanding.

Stockholder	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Irrevocable Trust of Rose Dempsey	526,283	7.0%
D’Loren Family Trust	271,116	3.6%
Robert W D’Loren	832,385	11.1%
Isaac Mizrahi	1,428,049	19.0%
Marisa Gardini	512,950	6.8%
Mark X. DiSanto Investment Trust	137,500	1.8%
James F. Haran	341,593	4.5%
Seth Burroughs	277,136	3.7%
Lori Shea	87,450	1.2%
Mark X. DiSanto	27,667	*
Total	4,442,129	59.1%

* Less than 1%.

Accordingly, in compliance with the DGCL, at least a majority of the outstanding shares has approved the amendment to the Plan and the election of the directors listed above. As a result, no vote or proxy is required by the stockholders to approve the adoption of the foregoing actions.

2011 Equity Incentive Plan

As of September 29, 2011, the closing date of the Merger (as defined below in “Certain Relationships and Related Transactions”), the Company assumed the Plan. The purpose of the Plan is to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company.

•	The Plan provides for the grant of stock options or restricted stock (any grant under the Plan, an “Award”). The stock options may be incentive stock options or non-qualified stock options.

•	A total of 2,500,000 shares of Common Stock are currently eligible for issuance under the Plan, and the maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the Plan is 1,000,000. As set forth above, the effect of the amendment to the Plan will be to increase the (i) number of shares of Common Stock available for issuance under the Plan by 2,500,000 shares of Common Stock, resulting in a total of 5,000,000 shares of Common Stock eligible for issuance under the Plan, (ii) maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the Plan from 1,000,000 to 2,000,000 and (iii) maximum number of shares which may be granted to a participant under the Plan during any calendar year or part thereof from 500,000 to 2,000,000.

•	The Plan may be administered by the Board of Directors or a committee consisting of two or more members of the Board of Directors appointed by the Board (for purposes of this description, any such committee, a “Committee”).

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•	Officers and other employees of our Company or any parent or subsidiary of our Company who are at the time of the grant of an Award employed by us or any parent or subsidiary of our Company are eligible to be granted options or other Awards under the Plan. In addition, non-qualified stock options and other Awards may be granted under the Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the Board or the Committee, as the case may be, believes has contributed or will contribute to our success.

•	With respect to incentive stock options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of a parent or subsidiary of our Company immediately before the grant (each, a “10% Stockholder”), such incentive stock option shall not be exercisable more than 5 years from the date of grant.

•	The exercise price of an incentive stock option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to a 10% Stockholder may not be less than 110% of such fair market value.

•	The exercise price of a non-qualified stock option may not be less than fair market value of the shares of Common Stock underlying the option on the date the option is granted.

•	Under the Plan, we may not, in the aggregate, grant incentive stock options that are first exercisable by any individual optionee during any calendar year (under all such plans of the optionee’s employer corporation and its “parent” and “subsidiary” corporations, as those terms are defined in Section 424 of the Internal Revenue Code) to the extent that the aggregate fair market value of the underlying stock (determined at the time the option is granted) exceeds $100,000.

•	Certain Awards made under the Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m) (these Awards are referred to as “Performance-Based Awards”). Under Internal Revenue Code Section 162(m), our tax deduction may be limited to the extent total compensation paid to the chief executive officer, or any of the four most highly compensated executive officers (other than the chief executive officer) exceeds $1 million in any one tax year. Among other criteria, Awards only qualify as Performance-Based Awards if at the time of grant the Company’s Compensation Committee is comprised solely of two or more “outside directors” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder). In addition, we must obtain stockholder approval of material terms of performance goals for such “performance-based compensation.”

•	All stock options and certain stock awards, performance awards, and stock units granted under the Plan, and the compensation attributable to such Awards, are intended to (i) qualify as performance-based awards or (ii) be otherwise exempt from the deduction limitation imposed by Internal Revenue Code Section 162(m).

•	No options or other Awards may be granted on or after the tenth anniversary of the effective date of the Plan.

From time to time, the Company issues stock-based compensation in accordance with the Plan to its officers, directors, employees and consultants. The maximum term of options granted is generally ten (10) years and generally options vest over a period of one (1) to four (4) years. However, the Board of Directors of the Company may approve other vesting schedules. Options may be exercised in whole or in part. The exercise price of stock options granted is generally the fair market value of the Company’s Common Stock as determined by the Board of Directors on the date of grant, considering factors such as the sale of stock, results of operations and consideration of the fair value of comparable private companies in the industry.

The fair value of each stock option award under the Plan is estimated using a Black-Scholes option pricing model based on certain assumptions. The assumption for expected term is based on evaluations of expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected term at the grant date. The historical volatility of comparable companies’ stock is used as the basis for the volatility assumption. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus assumed a 0% dividend yield.

4

On April 17, 2012, the following executive officers and directors of the Company were awarded, pursuant to the Plan, the number of shares of restricted Common Stock of the Company set forth opposite each person’s name:

Name	Number of Shares of Restricted Stock
Robert W. D’Loren	700,000
James F. Haran	150,000
Seth Burroughs	100,000
Marisa Gardini	75,000
Giuseppe Falco	75,000

The vesting date of the restricted stock granted to Mr. D’Loren, Mr. Haran, Mr. Burroughs and Ms. Gardini is November 15, 2012, provided, however, that each such executive officer may extend the vesting date by six-month increments in his or her sole discretion. The vesting date of the restricted stock granted to Mr. Falco is May 15, 2014, provided, however, that Mr. Falco may extend the vesting date by six-month increments in his sole discretion.

Also on April 17, 2012, the Company granted, pursuant to the Plan, 50,000 shares of restricted stock and options to purchase an aggregate of 75,000 shares of Common Stock to four non-executive employees of the Company. The exercise price per share of the options is $3.00, the fair market value on the grant date, and 50% of the options will vest on each of the first and second anniversaries of the grant date.

On June 1, 2012, the following executive officers and directors of the Company were awarded, pursuant to the Plan, the number of shares of restricted Common Stock set forth opposite each person’s name:

Name	Number of Shares of Restricted Stock
Robert W. D’Loren	132,385
James F. Haran	27,390
Seth Burroughs	27,667
Giuseppe Falco	55,333
Mark DiSanto	27,667
Edward Jones	27,667
Howard Liebman	27,667
Jeffrey Cohen	27,667
Todd Slater	27,667

Also on June 1, 2012, the Company granted, pursuant to the Plan, 13,833 shares of restricted stock to one non-executive employee of the Company.

The vesting date of the restricted stock is December 1, 2012, provided, however, that each grantee may extend the vesting date by six-month increments on one or more occasions in his or her sole discretion.

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The following table sets forth information as of September 30, 2012 regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans(1)	576	$728.77	N/A
Equity Compensation Plans(2)	371,875	$4.43	566,807
Total	372,451	$5.55	566,807

(1) Pursuant to our 2005 Stock Option Plan. We do not intend to issue any further grants from this plan

(2) Pursuant to our 2011 Equity Incentive Plan (referred to herein as the “Plan”).

As of September 30, 2012, 1,562,068 shares of restricted stock and options to purchase 372,625 shares of Common Stock were awarded under the Plan, and 750 shares of restricted stock and options to purchase 750 shares of Common Stock were forfeited. As of September 30, 2012, 566,807 shares of Common Stock remain available for awards under the Plan, which number will be increased to 3,066,807 on [●], 2012, the date upon which the actions that are the subject of this Information Statement become effective.

directors and executive officers

The following table sets forth the names, ages, and positions of our executive officers and directors as of the date hereof. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION
Robert W. D’Loren	54	Chairman of the Board and Chief Executive Officer
James F. Haran	51	Chief Financial Officer and Assistant Secretary
Giuseppe “Joe” Falco	40	President and Chief Operating Officer of the Isaac Mizrahi Brand
Marisa Gardini	44	Executive Vice President of Strategic Planning and Marketing and Director
Seth Burroughs	32	Executive Vice President of Business Development and Treasury and Secretary
Jeffrey Cohen	51	Director
Mark DiSanto	49	Director
Todd Slater	49	Director
Edward Jones, III	63	Director
Howard Liebman	69	Director

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Below are the biographies of each of our officers and directors as of October 18, 2012.

Robert W. D’Loren is our Chairman of the Board and Chief Executive Officer. He served as Chairman and CEO of IPX Capital, LLC and related subsidiaries, a consumer products advisory firm from 2009 to 2011. Mr. D’Loren previously served as a Director and President and Chief Executive Officer of Nexcen Brands, Inc., a global brand acquisition and management company from June 2006 until August 2008. Prior to NexCen Brands, he served as President and Chief Executive Officer of UCC Capital Corporation (“UCC”) from 2004 to 2006. Prior to forming UCC, Mr. D’Loren served as President and Chief Operating Officer of CAK Universal Credit Corporation, an intellectual property finance company from 1998 to 2003. Mr. D’Loren’s career debt and equity investments in intellectual property centric and consumer branded products companies exceed $1.0 billion. From 1985 to 1997, Mr. D’Loren served as President and Chief Executive Officer of the D’Loren Organization, an investment and restructuring firm responsible for aggregate transactions in excess of $2 billion. Prior to that, Mr. D’Loren served as an asset manager for Fosterlane Management where he managed in excess of $1.0 billion in assets, and previously served as a manager with Deloitte. Mr. D’Loren is a Certified Public Accountant and holds a Master’s degree from Columbia University and a B.S. from New York University.

Mr. D’Loren has served on the board of directors of Iconix Brand Group, Longaberger Company, Business Loan Center, Achilles Track Club International and served as a board advisor to The Athletes Foot and Bill Blass, Ltd.

James F. Haran is our Chief Financial Officer. Mr. Haran served as CFO of IPX Capital, LLC and related subsidiaries, a consumer products advisory firm from 2009 to 2011. Mr. Haran was the Executive Vice President, Capital Markets for Nexcen Brands, Inc. from 2006 to 2008 and Chief Financial Officer and Chief Credit Officer for UCC Capital Corp. and its predecessor company, CAK Universal Credit Corp. from 1998 to 2006. Prior to joining UCC, Mr. Haran was a partner at Sidney Yoskowitz and Company P.C., a registered diversified certified public accounting firm. During his tenure, which began in 1987, his focus was on real estate and financial services companies. Mr. Haran served his clients on an array of strategic and operational levels. Mr. Haran is a Certified Public Accountant and holds a Bachelor of Science degree from State University of New York at Plattsburgh.

Giuseppe “Joe” Falco is our President and Chief Operating Officer of the Isaac Mizrahi Brand. Mr. Falco is a merchant with almost two decades of experience in managing lifestyle brands and business development. Mr. Falco served as President of Misook, a division of HMX from 2009 to 2010, as Worldwide President and Chief Merchant for Elie Tahari from 2007 to 2009 and as President of Sixty USA from 2005 to 2006. Prior to that position, Mr. Falco was Senior Vice President for Dolce & Gabbana from 1998 to 2004, where he was responsible for North American development and operations. Mr. Falco started his career with the luxury retailer Barneys New York where he became a student of product, merchandising, and brand communication.

Marisa Gardini is our Executive Vice President of Strategic Planning and Marketing and member of our Board of Directors. Since 2006, Ms. Gardini has served as President and Chief Executive Officer of IM Ready. During this tenure, she has led all segments of the business including managing all media and public relations, licensing, design, and merchandising for Isaac Mizrahi, and has worked to help launch Isaac Mizrahi at Target, LC, and QVC. Ms. Gardini has a B.A. from Barnard College and a J.D. from Brooklyn Law, and currently serves on the board of trustees of Brearley School in New York City.

Seth Burroughs is our Executive Vice President of Business Development and Treasury. From 2006 to 2010, Mr. Burroughs served as Vice President of NexCen Brands, Inc., where he was responsible for M&A and Strategic initiatives for the Company. At NexCen, Mr. Burroughs oversaw over $300 million in acquisitions. Prior to his role at NexCen, from 2003 to 2006 Mr. Burroughs served as Director of M&A Advisory and Investor Relations at UCC Capital Corp., a financing company specializing in consumer branded products M&A and the securitization of intellectual property, where he worked on an additional $500 million in acquisitions and $300 million in specialty financing as an advisor to consumer branded products companies in the franchising and apparel industries. From 2001 to 2003, Mr. Burroughs worked as a Senior Financial Analyst at The Pullman Group where he was involved with structuring the first securitizations of music royalties including the Bowie Bonds, and as a Financial Analyst at Merrill Lynch’s private client group. Mr. Burroughs is a graduate of The Wharton School of Business at the University of Pennsylvania, and serves on the board of directors of the Young Learners of New York, a charity focused on providing equipment and funding to public middle schools of New York City.

Jeffrey Cohen has served as a member of our Board of Directors since October 2011. Jeffrey Cohen has a unique and deep background in American retail. From 2000 to present, he has served as Co-Chairman of Earthbound, LLC. Mr. Cohen oversees all business and creative operations for Earthbound. Earthbound is a full service brand design and licensing business. Since Mr. Cohen joined Earthbound, Earthbound managed brands have generated over $10 Billion in retail sales. From 1983 to 1999, Mr. Cohen served as Principal and EVP of Conway Stores, a major NY based deep discount retail business founded by his father in 1942. At Conway, Mr. Cohen was involved in all aspects of the business operation including significant involvement in merchandising and operations. Jeff served for 10 years on the Executive Board and as Chairman of the Board of Education at Hillel Yeshiva. Jeff is currently Chairman of the Board of the Allegra Franco Sephardic Women’s Teachers College.

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Mark DiSanto has served as a member of our Board of Directors since October 2011. From 1988 to the present, Mr. DiSanto has served as the Chief Executive Officer of Triple Crown Corporation a regional real estate development and investment company with commercial and residential development projects exceeding 7 million square feet. Mr. DiSanto received a degree in business administration from Villanova University’s College of Commerce and Finance, a Juris Doctorate from the University of Toledo College of Law and an MS degree from Columbia University.

Todd Slater has served as a member of our Board of Directors since October 2011. Mr. Slater has a broad and distinguished background in the retail and branded consumer sectors, and currently serves as a managing director for Threadstone Partners, a leading independent advisory, trend analysis and consulting firm, specializing in the consumer and retail sectors. Prior to this, Mr. Slater served as a Managing Director at Lazard Capital Markets. At Lazard and then Lazard Capital Markets, Mr. Slater led the retail and branded consumer research team from 1996-2011, where he won numerous industry awards, including the #1 “Best Analyst” ranking by Starmine and the Financial Times in Specialty Retail, and the #2 “Best On The Street” in the Clothing and Accessory sectors over a period of many years. Prior to joining Lazard, Mr. Slater was a Vice President and headed the retail and consumer research team at UBS Securities from 1992-1996, where he was ranked by Institutional Investor as #1 “Up and Comer” in the Textile and Apparel space. During this period, Mr. Slater was President of the Textile and Apparel Analyst Group in NY from 1999-2002. Before becoming a top retail and consumer industry analyst, Mr. Slater began his career at Macy’s New York, where he started in the Executive Training Program, rising to senior executive positions in merchandising, buying, and store management from 1984-1992. Mr. Slater received a B.A. in French Literature from Tufts University, and also completed a year of studies at Science Po (Institute d’Etudes Politiques) in Paris, France.

Edward Jones, III has served as a member of our Board of Directors since October 2011. In a career that has spanned over thirty-five years in the fashion industry, Mr. Jones has been recognized as a marketing and brand visionary. Mr. Jones began his career in retail in Dallas, Texas with Hartmarx. Mr. Jones then moved on to Neiman Marcus where he spent five years in various men’s merchandising and buying positions. In his career Edward Jones has held positions in major companies that include CEO (Perry Ellis Men’s, Women’s & International; Segrets Inc., GM Design Inc.), President (Calvin Klein, Esprit, Haggar Women’s), Director International Licensing (Perry Ellis, Calvin Klein), Creative Director (Haggar Women’s), Chief Merchandising Officer (Haggar Men’s & Women’s). For the past four years, he has been active as an advisor in the fashion apparel, accessory and footwear markets in numerous brand and company strategies and M&A assignments. During this period he has participated in the review and analysis of over sixty companies or brands. He has advised on brand and business model strategy in over half of these companies.

Howard Liebman has served as a member of our Board of Directors since October 2011. From 2008 to the present, Mr. Liebman has served as a Director and member of the Executive Committee of Federation Employment and Guidance Services (FEGS) and as the chairman of its audit committee. FEGS is a large not-for-profit health and human services organization providing a vast array of services to individuals and families throughout the greater New York area. Mr. Liebman was a director of Sharper Image Corporation and served as chairman of its audit committee from 2006 to 2008. In February 2008, Sharper Image filed for bankruptcy under Chapter 11 of Title 11 of the Bankruptcy Code.

Mr. Liebman was President, Chief Operating Officer and a director of Hobart West Group, a provider of national court reporting and litigation support services from 2007 until the sale of the business in 2008. Mr. Liebman served as a consultant to Hobart from 2006 to 2007. Mr. Liebman was President, Chief Financial Officer and director of Shorewood Packaging Corporation, a New York Stock Exchange multinational manufacturer of high-end value-added paper and paperboard packaging for the entertainment, tobacco, cosmetics and other consumer products markets. Mr. Liebman joined Shorewood in 1994 as Executive Vice President and Chief Financial Officer and served as its President from 1999 until Shorewood was acquired by International Paper in 2000. Mr. Liebman continued as Executive Vice President of Shorewood until his retirement in 2005. Mr. Liebman is a Certified Public Accountant and was an audit partner with Deloitte and Touche LLP (and its predecessors) from 1974 to 1994.

8

Director Nominee

Below is the biography of Jack Dweck, who will become a director of the Company effective [●], 2012, the date that is twenty-one (21) calendar days after the date this Information Statement was first mailed to our stockholders.

Jack Dweck currently serves as the leader of sales, business development and global brand expansion initiatives for Earthbound LLC,  he has developed the key relationships with brand owners and retailers that has allowed Earthbound, and the clients it serves, to grow rapidly. Prior to co-founding Earthbound in 1999, he served for 30 years as Executive Vice President and then CEO of Arrow Trading Company, Inc.  He obtained and ran major licenses for Arrow which included Givenchy, Pierre Cardin, Coca-Cola, Hershey Foods, English Leather, Burger King, Anheuser Busch and Ligget Meyer. Since 1985, he created major consumer promotions for Fortune 500 companies such as American Express, Phillip Morris, Time-Warner, Estee Lauder, Calvin Klein, and Kraft Foods, RJ Reynolds, Lorillard.

Directors’ Qualifications

In furtherance of our corporate governance principles, each of our directors brings unique qualities and qualifications to our Board of Directors. We believe that all of our director nominees and directors have a reputation for honesty, integrity, and adherence to high ethical standards. They each have demonstrated business acumen, leadership and an ability to exercise sound judgment, as well as a commitment to serve XCel and our Board. The following descriptions demonstrate the qualifications of each director:

Robert D’Loren has extensive experience in and knowledge of the licensing and commercial business industries and financial markets. This knowledge and experience, including his experience as director, president and chief executive officer of a global brand management company provide us with valuable insight to formulate and create the Company’s acquisition strategy and how to manage and license acquired brands.

Marisa Gardini has operated and co-owned the Isaac Mizrahi Brand for over nine years and has a unique knowledge of the brand and its position in the marketplace.

Jeffrey Cohen has a strong retail industry background with experience in licensing, consumer brand management and merchandising and has developed relationships with various retailers. His background includes the management of the Isaac Mizrahi Brand through his positions with Earthbound.

Mark DiSanto has experience in building and running businesses and brings his strong business acumen to the Board.

Todd Slater has extensive knowledge and experience in the retail and branded consumer sector industry, through his senior positions at investment banking firms, focusing on retail and consumer research, and his senior positions at Macy’s. Mr. Slater also brings relationships with various retailers and businesses in the consumer products markets.

Edward Jones III brings over 35 years of experience in the fashion industry, as well as relationships in the fashion and apparel industries.

Howard Liebman brings extensive knowledge of accounting, the capital markets, mergers and acquisitions, financial reporting and financial strategies from his extensive public accounting experience and prior service as Chief Financial Officer of a public company.

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Director Nominee

Jack Dweck has a strong retail industry background with experience in licensing, consumer brand management merchandising and has developed relationships with various retailers. His background includes the management of the Isaac Mizrahi Brand through his positions with Earthbound.

Key Employees

Isaac Mizrahi is Chief Design Officer for the Isaac Mizrahi Brand. Mr. Mizrahi founded the Isaac Mizrahi New York brand in 1987 and has been the President and Chief Designer of IM Ready. As Chief Design Officer, Mr. Mizrahi is responsible for design and design direction for all brands under the Isaac Mizrahi Business, including the Isaac Mizrahi New York brand, which is still sold in Bergdorf Goodman and other luxury retailers. In December 2009, Mr. Mizrahi launched his lifestyle collection, Isaac Mizrahi Live! on QVC for IM Ready. Under IM Ready’s design agreement with LC, Mr. Mizrahi also serves as the creative director for the Liz Claiborne New York line at QVC. Previously, Mr. Mizrahi teamed with Target in 2003 to launch an innovative collection of chic and stylish clothing and accessories for women. Mr. Mizrahi has received four awards from the Council of Fashion Designers of America (CFDA), including two awards for Designer of the Year and an award in 1996 for the documentary “Unzipped”. Mr. Mizrahi’s media presence includes publishing the book “How to Have Style” in 2008, and appearances and roles in films and television shows, including “Sex in the City,” “Ugly Betty” and “Celebrity Jeopardy” and has hosted his own series, Bravo’s “The Fashion Show,” as well as series on the Oxygen Network and the Style Network. Mr. Mizrahi is also the host of the media program Project Runway All-Stars which begins airing in the first quarter of 2012. Mr. Mizrahi has also designed costumes and/or directed productions for the Metropolitan Opera, the Mark Morris Dance Company, the Opera Theatre of St. Louis, and the Brooklyn Youth Choir, and has served on the board of directors of and is actively involved with the Good Shepherd Services which provides services to underserviced children.

EMPLOYMENT AGREEMENTS WITH EXECUTIVES AND KEY EMPLOYEES

Robert D’Loren. On September 22, 2011, and effective as of September 16, 2011, the Company entered into a three-year employment agreement with Robert D’Loren for him to serve as our Chief Executive Officer. Additionally, we shall use our reasonable best efforts to cause Mr. D’Loren to be nominated to our Board of Directors and to serve as our Chairman of the Board during the term of the agreement. Following the initial three-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 90 days prior to such termination. Mr. D’Loren’s salary for the first year, starting on the Closing Date, is $240,000, for the second year, it is $530,000 and for third year it is $580,000. The Board of Directors or the Compensation Committee may approve increases (but not decreases) from time to time. Following the initial three-year term, the base salary shall be reviewed at least annually. We will also reimburse Mr. D’Loren for up to $50,000 of undocumented expenses each calendar year. In addition, Mr. D’Loren will receive an allowance for an automobile appropriate for his level of position, and the Company shall pay (in addition to monthly lease or other payments) all of the related expenses for gasoline, insurance, maintenance, repairs or any other costs with Mr. D’Loren’s automobile.

Bonus. Mr. D’ Loren is eligible for an annual cash bonus of up to $450,000 per year based on annual EBITDA targets. The cash bonus is a portion of five percent of the licensing income in excess of $8,000,000 earned and received by us, in accordance with the following schedule:

Annual Level of Target EBITDA Achieved for each fiscal year ending| December 31, 2011 and thereafter	Percentage of 5% of the licensing income earned by the Company in excess of $8 million
0%-49%	0%
50%-69%	60%
70%-89%	80%
90%-100%	100%

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Severance. If Mr. D’Loren’s employment is terminated by us without “cause”, or if Mr. D’Loren resigns with “good reason”, or if we fail to renew the term, then Mr. D’Loren will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to the base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term. Additionally, Mr. D’Loren would be entitled to two times the average annual cash bonuses paid in the preceding 12 months. Mr. D’Loren would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 18 months from the termination date.

Change of Control. In the event Mr. D’Loren’s employment is terminated within twelve months following a change of control by the Company without cause or by Mr. D’Loren with good reason, he would be entitled to a lump sum payment equal to two times (i) his base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term and (ii) two times the average annual cash bonuses paid in the preceding 12 months, minus $100. “Change of control,” as defined in Mr. D’Loren’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions.

Warrants. On the Closing Date, Mr. D’Loren received a warrant to purchase 239,250 shares of our Common Stock with an exercise price equal to $5.00 per share. The warrant vested and became exercisable on the Closing Date and has a ten-year term. The shares of Common Stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. D’Loren’s employment was terminated without cause or was terminated by him for good reason, in which case only for his term of employment and a six-month period after the termination of such employment), Mr. D’Loren may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries. Also during his employment and for a one-year period after the termination of such employment, Mr. D’Loren may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

James Haran. On September 22, 2011, and effective as of September 16, 2011, the Company entered into a two-year employment agreement with James Haran for him to serve as our Chief Financial Officer. Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Mr. Haran’s salary for the first year starting on the Closing Date is $225,000 per year and for the second year it is $250,000. Our Board of Directors or the Compensation Committee may approve increases (but not decreases) from time to time. Following the initial two year term, the base salary shall be reviewed at least annually. In addition, Mr. Haran will receive a car allowance of $1,500 per month.

Bonus. Mr. Haran is eligible for a cash bonus of up to $50,000 based upon the following: 50% of the $50,000 cash bonus shall be paid to Mr. Haran if we achieve at least 70% of our budgeted EBITDA and 100% of the $50,000 cash bonus shall be paid to Mr. Haran if we achieve at least 90% of our budgeted EBITDA.

Severance. If Mr. Haran’s employment is terminated by us without “cause”, or if Mr. Haran resigns with “good reason”, or if we fail to renew the term, then Mr. Haran will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for 12 months. Mr. Haran would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

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Change of Control. In the event Mr. Haran’s employment is terminated within twelve months following a change of control by the Company without cause or by Mr. Haran with good reason, Mr. Haran would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination. “Change of control,” as defined in Mr. Haran’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions.

Warrants. On the Closing Date, Mr. Haran received a warrant to purchase 49,500 shares of our Common Stock with an exercise price equal to $5.00 per share. The warrant vested and became exercisable on the Closing Date and has a ten-year term. The shares of Common Stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Haran may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries. Also during his employment and for a one-year period after the termination of such employment, Mr. Haran may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Giuseppe “Joe” Falco. As of August 1, 2011, and effective as of September 16, 2011, the Company entered into a two-year employment agreement with Joe Falco for him to serve as the President, Chief Operating Officer of the Isaac Mizrahi Brand. Following the initial two-year term, the agreement will be automatically be renewed for a one year term, unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Mr. Falco’s salary for the first year starting on the Closing Date is $350,000 per year. Our Board of Directors or the Compensation Committee may approve increases (but not decreases) from time to time, and his base salary shall be reviewed at least annually. If the Closing Date does not occur on or prior to October 1, 2011, then Mr. Falco’s employment agreement shall terminate.

Bonus. Mr. Falco is eligible for a cash bonus of up to $50,000 based upon the following: one half of one percent (0.5%) of all Isaac Mizrahi Live net sales in excess of $60 million on QVC as reported by QVC to the Company.

Severance. If Mr. Falco’s employment is terminated by us without “cause”, or if Mr. Falco resigns with “good reason”, or if we fail to renew the term, then Mr. Falco will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for six months. Mr. Falco would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of six months from the termination date.

Warrants. On the Closing Date, Mr. Falco received a warrant to purchase 100,000 shares of our Common Stock with an exercise price equal to $5.00 per share. The warrant shall vest one half on the first anniversary of the Closing Date, and one half on the second anniversary of the Closing Date. The warrant has a ten-year term. The shares of Common Stock underlying the warrant have customary piggy back registration and cashless exercise rights.

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Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a six-month period after the termination of such employment, Mr. Falco may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries. Also during his employment and for a six-month period after the termination of such employment, Mr. Falco may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries. Such non-solicitation provisions, however, do not apply to any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries with whom Mr. Falco had a prior business relationship before he started performing services for the Company.

Marisa Gardini. On May 19, 2011 and effective on the Closing Date, the Company entered into a three-year employment agreement with Marisa Gardini such that she will serve as the Senior Vice President of Strategic Planning of the Company. Following the initial three-year term, the agreement will be renewable, at the option of the Company, for two successive one-year periods on the same terms and conditions as those in effect during the third year of the initial term. Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Ms. Gardini’s salary will be $250,000, $250,000 and $500,000 per annum, respectively, in the first three successive 12-month periods following the effective date of the agreement. The Board or the compensation committee may approve increases (but not decreases) in Ms. Gardini’s base salary from time to time, and it shall be subject to review on the third anniversary of Ms. Gardini’s employment agreement and each anniversary thereafter during the term of the agreement.

Bonus. Ms. Gardini has the right to participate in all employee bonus plans offered to other executives and senior management and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion.

Severance. If Ms. Gardini’s employment is terminated by us without “cause”, or if Ms. Gardini resigns with “good reason”, or if we fail to renew the term, then Ms. Gardini will be entitled to receive her unpaid base salary and cash bonuses through the termination date and an amount equal to her base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months. Ms. Gardini would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for the same period of time for which she would continue to receive her base salary pursuant to the terms of the agreement.

Non-Competition and Non-Solicitation. During the term of her employment by the Company and for a one-year period after the termination of such employment (unless Ms. Gardini’s employment was terminated without cause or was terminated by him for good reason), Ms. Gardini may not permit her name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 3% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business anywhere in the world other than the Company and its subsidiaries. Also during her employment and for a one-year period after the termination of such employment, Ms. Gardini may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

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Seth Burroughs. On September 22, 2011, and effective as of September 16, 2011, entered into a two-year employment agreement with Seth Burroughs for him to serve as our Executive Vice President – Business Development and Treasury. Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Mr. Burroughs’ salary for the first year commencing on the Closing Date is $175,000 and it is $200,000 for the second year. The Board or the compensation committee may approve increases (but not decreases) from time to time. Following the initial two-year term, the base salary shall be reviewed at least annually.

Bonus. Mr. Burroughs is eligible for cash bonuses as follows: (i) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $10 million, but less than $25 million, he shall be paid $50,000; (ii) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $25 million, but less than $75 million, he shall be paid $100,000; (iii) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $75 million, but less than $150 million, he shall be paid $125,000; and (iv) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $150 million, he shall be paid $150,000.

Severance. If Mr. Burroughs’ employment is terminated by us without “cause”, or if Mr. Burroughs resigns with “good reason”, or if we fail to renew the term, then Mr. Burroughs will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for 12 months. Mr. Burroughs would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Warrants. On the Closing Date, Mr. Burroughs received a warrant to purchase 50,000 shares of our Common Stock with an exercise price equal to $5.00 per share. The warrant vested and became exercisable on the Closing Date and has a ten-year term. The shares of Common Stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Burroughs may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries. Also during his employment and for a one-year period after the termination of such employment, Mr. Burroughs may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Isaac Mizrahi. On May 19, 2011 and effective on the Closing Date, the Company entered into a three-year employment agreement with Isaac Mizrahi such that he will serve as the Chief Design Officer of Isaac Mizrahi Brand. Following the initial three-year term, the agreement will be renewable, at the option of the Company, for two successive one-year periods on the same terms and conditions as those in effect during the third year of the initial term. Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Mr. Mizrahi’s salary will be $500,000, $500,000 and $1,000,000 per annum, respectively, in the first three successive 12-month periods following the effective date of the agreement. The Board or the compensation committee may approve increases (but not decreases) in Mr. Mizrahi’s base salary from time to time, and it shall be subject to review on the third anniversary of Mr. Mizrahi’s employment agreement and each anniversary thereafter during the term of the agreement.

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Mr. Mizrahi is required to devote his full business time and attention to the business and affairs of the Company and its subsidiaries; however, Mr. Mizrahi is the principal of IM Ready and Laugh Club, Inc., and accordingly, he may undertake promotional activities related thereto (including the promotion of his name, image, and likeness) through television, video, and other media (and retain any compensation he receives for such activities) (referred to as “Retained Media Rights”) so long as such activities (i) do not utilize the IM Trademarks or interfere with his employment duties or (ii) are consented to by the Company. The Company believes that it benefits from Mr. Mizrahi’s independent promotional activities by increased brand awareness of IM Brands and the IM Trademarks.

Bonus. Mr. Mizrahi has the right to a bonus if the net royalty income exceeds twenty-five million dollars ($25,000,000) in the twelve-month period commencing on October 1, 2011, or in any successive twelve-month period thereafter. The bonus, if any, is equal to five-percent (5%) of the net royalty income in such twelve-month period in excess of Twenty-Five Million Dollars ($25,000,000). As soon as practicable, and not later than 60 days after the end of such twelve-month period, the Company shall deliver to Mr. Mizrahi: (i) an independently audited statement certifying the net royalty income for the period, (ii) a statement from the Company calculating the amount of the bonus, and (iii) at Mr. Mizrahi’s request, supporting documentation of the determination of the net royalty income amount for the period. The bonus, if any, shall be paid to Mr. Mizrahi no later than 30 days after the delivery of the statements described above in (i) and (ii). In addition to, and not in lieu of, the foregoing, Mr. Mizrahi has the right to participate in all employee bonus plans offered to other executives and senior management and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion.

Under Mr. Mizrahi’s employment agreement with the Company, “Net Royalty Income” means booked revenue for the Company’s business (acquiring and licensing consumer brands worldwide), less the sum of advertising royalties, commissions paid to third parties, payments under royalty sharing or participation agreements, and international withholding (solely to the extent the Company or its affiliates are unable to claim a federal tax credit with respect to such international withholding) and other transfer taxes, in each case to the extent related to such booked revenue, calculated in accordance with U.S. GAAP accounting standards; provided, however, that, (i) Net Royalty Income shall not include any deferred revenues recognized during the period for which Net Royalty Income is being calculated for which the Company and IM Brands have not received the related payment, and (ii) in the event of the termination of a license agreement with respect to the Company’s business, the calculation of Net Royalty Income shall not include any revenue accelerated as a result of termination for which termination the Company or its affiliates have not received the related payment.

Severance. If Mr. Mizrahi’s employment is terminated by us without “cause”, or if Mr. Mizrahi resigns with “good reason”, or if we fail to renew the term, then Mr. Mizrahi will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months. Mr. Mizrahi would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for the same period of time for which he would continue to receive his base salary pursuant to the terms of the agreement.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. Mizrahi’s employment was terminated without cause or was terminated by him for good reason), Mr. Mizrahi may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 3% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business anywhere in the world other than the Company and its subsidiaries. Also during his employment and for a one-year period after the termination of such employment, Mr. Mizrahi may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

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Board Classification

Our Restated & Amended Bylaws provide that our Board of Directors be divided into three classes (Class I, Class II and Class III). Commencing with the first annual meeting of stockholders held after the adoption of the Restated & Amended Bylaws, the Class I directors will serve until the following annual meeting of stockholders, the Class II directors until the next successive annual meeting of stockholders, and the Class III directors until the third annual meeting of stockholders, in each case, until their successor(s) are duly elected and qualified or until their earlier resignation or removal. At each annual meeting of stockholders commencing with the first annual meeting following the adoption of the Restated & Amended Bylaws, each of the successors to the directors of the Class whose term shall have expired that year shall be elected for a three-year term. The Company has not held a stockholders meeting since the Restated & Amended Bylaws were adopted.

Family Relationships

There are no family relationships among our directors or officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Background

On September 29, 2011, we entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with XCel Brands, Inc., a privately held Delaware corporation (“Old XCel”), Netfabric Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Acquisition Corp.”), and certain of our stockholders pursuant to which Acquisition Corp. was merged with and into Old XCel, with Old XCel surviving as our wholly owned subsidiary (the “Merger”). Pursuant to the Merger, we acquired all of the outstanding capital stock of Old XCel in exchange for issuing an aggregate of 944,688 shares of our Common Stock to Old XCel’s stockholders at a ratio of 9,446.88 shares of Common Stock for each share of Old XCel common stock outstanding at the effective time of the Merger. Immediately following the Merger, Old Xcel was merged with and into the Company (the “Short Form Merger”), and we changed our name to Xcel Brands, Inc. As a result of the Short Form Merger, IM Brands, LLC (“IM Brands”), which was a wholly owned subsidiary of Old XCel, became our wholly owned subsidiary.

Old Xcel was incorporated in Delaware on September 23, 2010 for the purpose of acquiring the Isaac Mizrahi Business. On May 19, 2011, Old XCel and IM Brands (collectively, the “Buyers”) entered into an asset purchase agreement, as amended (the “Purchase Agreement”), with IM Ready-Made, LLC (“IM Ready”), Isaac Mizrahi and Marisa Gardini, pursuant to which the Buyers acquired certain assets of IM Ready (the “Isaac Mizrahi Business”). The parties consummated the asset purchase contemplated by the Purchase Agreement on September 29, 2011.

Pursuant to an agreement between IM Ready and Earthbound, LLC (“Earthbound”), a design and licensing company (the “Earthbound Agreement”), Earthbound had certain rights related to certain assets that are part of the Isaac Mizrahi Business and provided certain design services for IM Ready. In connection with the consummation of the acquisition by the Company of the Isaac Mizrahi Business, Old XCel and Earthbound entered into a contribution agreement (the “Contribution Agreement”) pursuant to which, on the closing date of the Merger, Earthbound contributed to the Company (i) the Earthbound Agreement and (ii) certain assets relating to the operation of the Isaac Mizrahi Business including archives, designs, certain intellectual property rights, software and equipment (the “Earthbound Assets”) in exchange for 944,688 shares of Common Stock. Earthbound also purchased one (1) unit at a price of $500,000 (consisting of one hundred thousand (100,000) shares of Common Stock and warrants to purchase fifty thousand (50,000) shares of Common Stock at an exercise price of $0.01 per share) in the Company’s private offering of September 29, 2011 (the “Private Placement”). The closing of the acquisition of the Isaac Mizrahi Business and Earthbound Assets occurred in conjunction with the consummation of the Merger, after which the Company terminated the Earthbound Agreement.

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IPX Capital, LLC

Overview

Old XCel and its wholly owned subsidiary, IM Brands (collectively the “Buyers”) entered into the Purchase Agreement with IM Ready, whereby the Buyers acquired certain assets and assumed certain obligations of IM Ready. IPX Capital, LLC (“IPX”) entered into certain agreements with Old XCel and IM Ready whereby IPX provided services to both Old XCel and IM-Ready. IPX and Old XCel have common ownership and common management.

IPX Capital, LLC – IM Ready-Made, LLC Advisory Service Agreement

IPX and IM Ready entered into an Advisory Service Agreement dated November 16, 2010, whereby IPX provided various advisory and consulting services to IM Ready, including conducting an operational review of IM Ready, reviewing strategic alternatives for IM Ready’s business including the potential to complete a transaction with Old XCel, developing and preparing a brand positioning presentation including brand architecture strategy, conducting a review of the “IsaacMizrahiLIVE” and Liz Claiborne New York businesses on QVC and the related agreements and conducting a due diligence review of IM Ready’s retail and couture operations and making restructuring recommendations on such retail and couture operations. IPX’s service fees under the Advisory Service Agreement were based on its actual hourly billing rates, with a cap of $500,000. IPX’s aggregate hourly billing exceeded $500,000, resulting in a payment to IPX from IM Ready of $500,000 on the closing date of the Merger.

IPX Capital, LLC – Xcel Brands, Inc., Due Diligence Service Agreement

IPX and Old XCel entered into a Due Diligence Service Agreement dated December 3, 2010, whereby IPX provided various due diligence tasks relating to the Purchase Agreement including financial review of IM Ready, preparing business plans, financial projections and other documents required in connection with the transaction, advising the Buyers regarding the corporate, legal and financial structure of the transaction and assisting the Buyers with the negotiation of documentation relating to the transaction. Market service fees for this type of engagement are typically either a fixed dollar amount or based upon hourly billing rates, plus reimbursement of direct expenses. IPX waived all of its fees it would have otherwise been entitled to, but not reimbursement of its direct expenses. Direct expenses incurred by, and reimbursable to, IPX by Old XCel of approximately $240,000 were paid following the closing date of the Merger.

Amounts due to Stockholder

Robert D’Loren, Chairman and Chief Executive Officer and a principal stockholder of the Company, advanced certain expenses including but not limited to legal fees, banking fees, lender fees and appraisals on behalf of Old XCel. Following the closing date of the Merger, Mr. D’Loren was reimbursed approximately $162,000 for these expenses.

Todd Slater

On August 12, 2011, Old XCel entered into a one-year agreement that was amended on October 4, 2011 and July 10, 2012, with Todd Slater, a director of the Company, for services related to the Company’s licensing strategy and introduction of potential licensees. If during the term of the agreement or during the year following the expiration of the term of the agreement, the Company enters into a license or distribution agreement with a licensee introduced by Mr. Slater, Mr. Slater will receive a commission equal to fifteen percent (15%) of all net royalties received by the Company during the first term of such agreement, payable within 30 days of receipt of the net royalties. Prior to the July 10, 2012 amendment, the Company paid Mr. Slater an advisory fee of $52,500 as compensation for strategic advisory services performed by Mr. Slater related to the licensing program of the Isaac Mizrahi Business and agent fees of $18,133 for license agreements that Mr. Slater introduced to the Company. Pursuant to the July 10, 2012 amendment, the Company paid to Mr. Slater $163,000 as payment in full for (i) the cancellation of all amounts which are or may otherwise become due or payable to Mr. Slater under the terms of the agreement for licensees already introduced to the Company by Mr. Slater (Mr. Slater was entitled to fifteen percent (15%) of revenues from such licensees under the agreement) and (ii) the assignment to the Company of all such amounts payable directly to Mr. Slater pursuant to such license agreements.

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Earthbound

Earthbound entered into the Earthbound Agreement with Laugh Club on November 6, 2001, whereby Laugh Club engaged Earthbound to provide brand management and design services for mass-merchandised retail products for the Isaac Mizrahi Business. Isaac Mizrahi, individually, is the controlling member and manager of Laugh Club and IM Ready-Made, LLC. On September 3, 2002, Laugh Club assigned all of the rights and obligations in the Earthbound Agreement to IM Ready. Earthbound has no common ownership, direct or indirect, with either IM Ready or Laugh Club. The Earthbound Agreement expires December 31, 2014; however, certain beneficial rights extend beyond the expiration date to Earthbound for as long as IM Ready receives revenues procured by Earthbound.

In connection with the consummation of the Isaac Mizrahi Business, Old XCel and Earthbound entered into the Contribution Agreement pursuant to which Earthbound contributed to Old XCel the Earthbound Agreement and the Earthbound Assets in exchange for 944,688 shares of Common Stock, and Earthbound agreed to purchase one Unit in the Private Placement. Old XCel terminated the Earthbound Agreement effective as of the closing date of the Merger. Additionally, so long as a principal of Earthbound serves as a member on the Board of Directors of the Company (Jeffrey Cohen, a principal of Earthbound, is currently serving as Earthbound’s designee to our Board of Directors, and Jack Dweck will replace him as director on [●], 2012, the date that is twenty-one (21) calendar days after the date this Information Statement was first mailed to our stockholders), Earthbound has the right to appoint a Board observer. Such observer has the right to attend and observe all general meetings of the Board of Directors, but he has no other rights (including voting rights) and receives no compensation from the Company.

Effective as of the Closing Date, IM Ready and Earthbound entered into a services agreement pursuant to which Earthbound provided transitional services to IM Ready, for which Earthbound received from IM Ready $600,000 in cash on the Closing Date and for which Earthbound will receive future payment of $1,500,000, payable over the next five years. The Company assumed the obligations related to such future payments from IM Ready upon its acquisition of the Isaac Mizrahi Business.

Licensing Agreement

On August 2, 2011, Old XCel entered into a licensing agent agreement with Adam Dweck, an Executive Vice President of Earthbound, pursuant to which Mr. Dweck is entitled to a five percent (5%) commission on any royalties we receive under any new license agreements that he procures for us during the initial term of such license agreements. We also granted Mr. Dweck options to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share. One half of the options will vest on each of the first and second anniversary dates of the date of the award if Mr. Dweck procures licenses which generate $1 million or more of royalties for the Company during each such year. In addition, Mr. Dweck may earn the right to receive additional warrants upon the satisfaction of certain agreed upon target performance criteria. Adam Dweck is the son of Jack Dweck.

Private Placement

Marisa Gardini, our Executive Vice President of Strategic Planning and Marketing and a director of the Company; the Irrevocable Trust of Rose Dempsey; the D’Loren Family Trust; James Haran, our Chief Financial Officer; Seth Burroughs, our Executive Vice President of Business Development and Treasury; and Mark DiSanto, a director of the Company, purchased 2; .495; .255; .15; .10 and .25 Units in the Private Placement, respectively, for purchase prices of $1,000,000; $247,500; $127,500; $75,000; $50,000; and $125,000, respectively, on the same terms and conditions as other investors in the Private Placement.

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IM Ready-Made, LLC

The Company and IM Ready-Made, LLC entered into certain transactions, consisting of revenue payments and expenses occurring before and after the closing date of the Merger, which were allocated to IM Ready for transactions occurring prior to the closing date of the Merger and allocated to the Company for transactions occurring on and after such date. As of December 31, 2011, IM Ready owed the Company approximately $85,000.

Review, Approval and Ratification of Related Party Transactions

Prior to the Merger, the Company had not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above. Since the Merger, however, transactions with the Company’s executive officers, directors and significant shareholders are subject to the review, approval or ratification of its Board of Directors, or an appropriate committee thereof.

Independence of the Board of Directors

We are not a “listed issuer” as such term is defined in Rule 10A-3 under the Exchange Act. We use the definition of independence of The NASDAQ Stock Market LLC. Our Board of Directors has determined that Howard Liebman, Edward Jones, III, Jeffrey Cohen and Mark DiSanto are independent, and Jack Dweck will also be independent upon his election to the Board. Each current member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent and meets the applicable rules and regulations regarding independence for such committee, including those set forth in pertinent NASDAQ listing standards, and each member is free of any relationship that would interfere with his individual exercise of independent judgment.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Currently, our Board of Directors believes our current leadership structure, where our Chief Executive Officer also serves as our Chairman, provides the most efficient and effective leadership model by enhancing the Chairman and Chief Executive Officer’s ability to provide insight and direction of business strategies and plans to both our Board and management. Our Board of Directors believes our business strategies are best served if the Chairman is also a member of our management team. The Board believes that a single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus. We do not have a lead independent director; however, all of our Board committees are comprised of independent directors. We believe the independent nature of our Board committees, as well as the practice of our independent directors to meet in executive session without Mr. D’Loren and the other members of our management present, ensures that our Board maintains a level of independent oversight of management that is appropriate for the Company.

BOARD MEETINGS AND COMMITTEES; ANNUAL MEETING ATTENDANCE

Our board of directors held no meetings during the year ended December 31, 2011. The Company has standing audit, nominating and compensation committees (the “Audit Committee,” “Nominating and Corporate Governance Committee” and “Compensation Committee”) of the Board of Directors. None of the Audit, Nominating or Compensation Committees held any meetings during the year ended December 31, 2011. For a brief description of the functions performed by the Audit Committee, Nominating Committee and Compensation Committee, see “Audit Committee and Audit Committee Financial Expert,” “Nominating Committee” and “Compensation Committee,” respectively, below.

Audit Committee and Audit Committee Financial Expert

Our Board of Directors has appointed an Audit Committee which consists of Messrs. Liebman and DiSanto. Each of such persons has been determined to be an “independent director” under the listing standards of The NASDAQ Stock Market LLC, which is the independence standard that was adopted by our Board of Directors. The Board has determined that Mr. Liebman meets the requirements to serve as the Audit Committee Financial Expert by our Board of Directors. The Audit Committee operates under a written charter adopted by our Board of Directors. The Audit Committee assists our Board of Directors by providing oversight of our accounting and financial reporting processes, appoints the independent registered public accounting firm, reviews with the independent registered public accounting firm the scope and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

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Our Board of Directors has adopted a written Audit Committee Charter that sets forth the committee’s responsibilities. The Audit Committee Charter is attached to this Information Statement as Exhibit 99.1 and incorporated herein by reference.

The Audit Committee has reviewed and discussed the audited financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with our management. The audit committee has discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from our independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountant’s communications with the audit committee concerning independence and has discussed with our independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission (the “Commission”).

Nominating Committee

Our Board of Directors has appointed a Nominating and Corporate Governance Committee consisting of Messrs. DiSanto and Jones. Each of such persons has been determined to be an “independent director” under the listing standards of The NASDAQ Stock Market LLC. Our Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter that sets forth the committee’s responsibilities. The Nominating and Corporate Governance Committee Charter is attached to this Information Statement as Exhibit 99.2 and incorporated herein by reference.

The Nominating and Corporate Governance Committee is responsible for recommending to our Board of Directors all director nominees for consideration and following the process set forth below.

The Nominating and Corporate Governance Committee considers nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the independent directors to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residential address. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive. Such recommendation must also state the name of the stockholder who is submitting it. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under the rules of The NASDAQ Stock Market LLC, or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below will not be considered.

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The qualities and skills sought in prospective members of our Board of Directors will be determined by our independent directors. Generally, director candidates must be qualified individuals who, if added to our Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

Compensation Committee

Our Board of Directors has appointed a Compensation Committee consisting of Messrs. DiSanto and Jones. Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market. Our Board of Directors has adopted a written Compensation Committee Charter that sets forth the committee’s responsibilities. The Compensation Committee Charter is attached to this Information Statement as Exhibit 99.3 and incorporated herein by reference. The Compensation Committee is responsible for determining all forms of compensation for our executive officers, and establishing and maintaining executive compensation practices designed to enhance long-term stockholder value.

Process and Procedures for Considering and Determining Executive and Director Compensation

Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	Approve our compensation philosophy.

•	Formulate, evaluate, and approve compensation for our officers, as defined in Section 16 of the Exchange Act and the rules and regulations promulgated therein.

•	Formulate, approve, and administer cash incentives and deferred compensation plans for executives. Cash incentive plans are based on specific performance objectives defined in advance of approving and administering the plan.

•	Oversee and approve all compensation programs involving the issuance of our stock and other equity securities.

•	Review executive supplementary benefits, as well as our retirement, benefit, and special compensation programs involving significant cost to us, as necessary and appropriate.

•	Oversee funding for all executive compensation programs.

•	Review compensation practices and trends of other companies to assess the adequacy of our executive compensation programs and policies.

•	Secure the services of external compensation consultants or other experts, as necessary and appropriate. These services, as required, will be paid from funds provided by the Company. This system is designed to ensure the independence of such external advisors.

•	Approve employment contracts, severance agreements, change in control provisions, and other compensatory arrangements with our executives.

Role of Chief Executive Officer in Recommending Executive Compensation

The Compensation Committee makes all compensation decisions related to our named executive officers. However, our Chief Executive Officer regularly provides information and recommendations to the committee on the performance of the executive officers and appropriate levels and components of compensation, including equity grants as well as other information as the Compensation Committee may request.

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Compensation Goals

Our compensation policies are intended to achieve the following objectives:

•	Reward executives and employees for their contributions to our growth and profitability, recognize individual initiative, leadership, achievement, and other valuable contributions to our company.

•	Link a portion of the compensation of officers and employees with the achievement of our overall performance goals, to ensure alignment with the our strategic direction and values, and to ensure that individual performance is directed towards the achievement of our collective goals.

•	Enhance alignment of individual performance and contribution with long-term stockholder value and business objectives by providing equity awards.

•	Motivate and provide incentives to our named executive officers and employees to continually contribute superior job performance throughout the year; and

•	Obtain and retain the services of skilled employees and executives so that they will continue to contribute to and be a part of our long-term success.

Compensation programs and policies are reviewed and approved annually but could be adjusted more frequently if determined by the Compensation Committee. Included in this process is establishing the goals and objectives by which employee and executive compensation is determined. Executive officers’ performance is evaluated in light of these performance goals and objectives. The Compensation Committee consults the Chief Executive Officer on the performance of other company executives.

Compensation Surveys and Compensation Consultants

In determining compensation levels, we review compensation levels of companies that we deem to be similar to our Company regardless of their location, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees and services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee.

SHAREHOLDER COMMUNICATIONS

Our Board of Directors has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of Xcel Brands, Inc., c/o Corporate Secretary, 475 10th Avenue, 4th Floor, New York, NY 10018. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board of Directors.

Code of Ethics

On September 29, 2011, we adopted a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and senior executives. Our Code of Ethics can be accessed on our website, www.xcelbrands.com.

Legal Proceedings

To the best of our knowledge, there are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of our Common Stock, or any associate of any such director, officer, affiliate of the Company, or holder of more than five percent of our Common Stock is a party adverse to the Company or any of our subsidiaries or has a material interest adverse to the Company or any of our subsidiaries.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires a company’s directors, officers and stockholders who beneficially own more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act, collectively referred to herein as the Reporting Persons, to file with the SEC initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to the Company’s equity securities. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such reports and upon written representations of the Reporting Persons received by us, we believe that all Section 16(a) filing requirements applicable to such Reporting Persons have been met for 2011 except for the Forms 3 filed on October 11, 2011 by Isaac Mizrahi, Robert D’Loren, Seth Burroughs, James Haran, Giuseppe Falco and Marisa Gardini, which should have been filed on October 10, 2011.

Executive compensation

The following table sets forth information regarding all cash and non-cash compensation earned by or paid to all of the executive officers of the Company and former executive officers served during the period September 29, 2011 to December 31, 2011, for services in all capacities to the Company:

Summary Compensation Table

Executive	Title	Year	Salary	Bonus (3)	Stock Awards	Option & Warrant Awards (4)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Robert W. D’Loren (1)	CEO, Chairman	2011	$92,733	$14,034	$-	$205,313	$-	$7,543	$319,623
James F. Haran (1)	CFO, Assist Sec.	2011	$65,625	$14,583	$-	$42,479	$-	$2,328	$125,015
Seth Burroughs (1)	Sec, EVP	2011	$51,042	$10,000	$-	$42,908	$-	$-	$103,950
Cristiano Germinario (2)	Former CEO	2011	$-	$-	$-	$-	$-	$-	$-

(1)	Executives did not receive compensation prior to the merger on September 29, 2011 (pursuant to which Netfabric Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, was merged with and into Xcel Brands, Inc., a privately held Delaware corporation (“Old XCel”), with Old XCel surviving as our wholly owned subsidiary) (the “Merger”).

(2)	Former CEO did not receive compensation in 2010 or 2011. Employment terminated September 29, 2011.

(3)	Bonuses are in accordance with Executive’s employment agreements.

(4)	Warrants were issued to Executives on the closing date of the Merger providing for each warrant to purchase one (1) common share of stock for $5.00 per share, exercisable immediately. The detail for these awards are included in “Outstanding Equity Awards at Fiscal Year-End” table below.

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Outstanding Equity Awards at Fiscal Year-End

Executive	Title	Number of Securities Underlying Unexercised Options & Warrants, Exercisable	Number of Securities Underlying Unexercised Options & Warrants, Unexercisable	Exercise Price	Option or Warrant Expiration Date	Number of Shares of Stock Not Vested	Value of Shares of Stock Not Vested
Robert W. D’Loren	CEO, Chairman	239,250	-	$5.00	9/29/2021	-	$-
James F. Haran	CFO, Assist Sec.	49,250	-	$5.00	9/29/2021	-	$-
Seth Burroughs	Sec, EVP	50,000	-	$5.00	9/29/2021	-	$-

Compensation of Directors

The following table sets forth information with respect to director’s compensation for the period September 29, 2011 to December 31, 2011.

Director Compensation

Director	Year	Fees Earned or Paid in Cash	Stock Awards	Option & Warrant Awards (1)	Nonqualified Deferred Compensation Earnings	All Other Compensation	P
Edward Jones	2011	$-	$-	$8,550	$-	$-	$8,550
Howard Liebman	2011	$-	$-	$8,550	$-	$-	$8,550
Jeff Cohen	2011	$-	$-	$8,550	$-	$-	$8,550
Mark DiSanto	2011	$-	$-	$8,550	$-	$-	$8,550
Todd Slater	2011	$-	$-	$8,550	$-	$-	$8,550

(1)	On October 17, 2011, each independent director was granted an option to purchase 50,000 shares of Common Stock exercisable for a period of five years at an exercise price of $5.00 per share. One-third of such options (i) vested upon issuance and (ii) will vest upon each of the following two anniversaries of the issuance date.

The Company pays its non-executive directors $2,000 for each Board and committee meeting attended up to a maximum of $8,000 per year, except that the chairman of each committee receives $3,000 for each such committee meeting attended up to a maximum of $12,000 per year. So long as a principal of Earthbound serves as a member of our Board of Directors (Jeffrey Cohen, a principal of Earthbound, is currently serving as Earthbound’s designee to our Board of Directors, and Jack Dweck will replace him as director on [●], 2012, the date that is twenty-one (21) calendar days after the date this Information Statement was first mailed to our stockholders), Earthbound has the right to appoint a Board observer. Such observer has the right to attend and observe all general meetings of our Board of Directors, but he has no other rights (including voting rights) and receives no compensation from the Company.

On June 1, 2012, each non-executive director was awarded 27,667 restricted shares. The shares vest on December 1, 2012, provided, however that each director may extend the vesting date by six-month increments on one or more occasions in his or her sole discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of October 18, 2012, the number of shares of Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each executive officer and director of the Company; and (iii) all executive officers and directors as a group.

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Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of or direct the disposal of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Unless otherwise indicated in the table, (i) each person named in the table has sole voting and sole investment power with respect to the shares set forth opposite such person’s name and (ii) the address of each beneficial owner listed below is c/o the Company, 475 10th Avenue, New York, New York, 10018.

The percentage of class beneficially owned set forth below is based on 7,517,137 shares of Common Stock outstanding.

	Common Stock Beneficially Owned
Named executive officers and directors:	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Robert W. D’Loren (1)	1,597,918	20.6%
James F. Haran (2)	391,093	5.2%
Marisa Gardini (3) (4)	512,950	6.8%
Seth Burroughs (5)	327,136	4.3%
Todd Slater (6)	61,001	*
Howard Liebman (6)	61,001	*
Edward Jones, III (6)	61,001	*
Jeffrey Cohen (7)	661,111	8.8%
Mark DiSanto (8)	469,617	6.2%
Giuseppe Falco (9)	180,333	2.4%

All directors and executive officers as a group (10 persons)	4,323,161	56.7%
5% Stockholders:
Isaac Mizrahi (4)	1,428,049	19.0%
Jack Dweck (10)	694,578	9.2%
Trafelet Capital Management, LP (11)	666,667	8.9%

* Less than 1%.

(1)	Represents (i) 526,283 shares owned by the Irrevocable Trust of Rose Dempsey of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (ii) 239,250 shares issuable upon exercise of immediately exercisable warrants and (iii) 832,385 shares of unvested restricted stock as to which Mr. D’Loren may vote. Does not include 271,116 shares held by the D’Loren Family Trust (the “Family Trust”) of which Mark DiSanto is a trustee and over which he has sole voting and dispositive power.

(2)	Includes (i) 164,203 shares, (ii) immediately exercisable warrants to purchase 49,500 shares and (iii) 177,390 shares of unvested restricted stock as to which Mr. Haran may vote.

(3)	Includes 75,000 shares of unvested restricted stock as to which Ms. Gardini may vote. Pursuant to a voting agreement, IM Ready and its principals agreed to appoint Robert D’Loren, our Chairman and Chief Executive Officer as IM Ready’s irrevocable proxy and attorney-in-fact with respect to the shares of Common Stock received by IM Ready in connection with the Merger, including those 137,950 shares distributed to Ms. Gardini.

(4)	Pursuant to a voting agreement, IM Ready and its principals agreed to appoint Robert D’Loren, our Chairman and Chief Executive Officer as irrevocable proxy and attorney-in-fact with respect to the shares of Common Stock received by IM Ready in connection with the Merger, including those 1,428,049 shares distributed to, and held by, Mr. Mizrahi.

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(5)	Includes (i) 149,469 shares, (ii) immediately exercisable warrants to purchase 50,000 shares and (iii) 127,667 shares of unvested restricted stock as to which Mr. Burroughs may vote.

(6)	Represents (i) 27,667 shares of unvested restricted stock as to which the holder may vote and (ii) 33,334 shares issuable upon exercise of options. Does not include 16,666 shares issuable upon exercise of options which are not exercisable within 60 days of October 18, 2012.

(7)	Represents (i) 27,667 shares of unvested restricted stock as to which Mr. Cohen may vote, (ii) 33,334 shares issuable upon exercise of options, (iii) 400,110 shares held by Jeff Cohen and (iv) 200,000 shares held by Earthbound LLC. Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC. Jeffrey Cohen has voting and dispositive power over the shares held by 3 Sixty, Inc. Does not include 16,666 shares issuable upon exercise of options which are not exercisable within 60 days of October 18, 2012.

(8)	Includes (i) 271,116 shares held by the Family Trust, of which Mark DiSanto is trustee of, and over which he has sole voting and dispositive power, (ii) 137,500 shares held by the Mark X. DiSanto Investment Trust, (ii) 27,667 shares of unvested restricted stock as to which Mr. DiSanto may vote and (iii) 33,334 shares issuable upon exercise of options. Does not include 16,666 shares issuable upon exercise of options which are not exercisable within 60 days of October 18, 2012.

(9)	Includes (i) 130,333 shares of unvested restricted stock as to which Mr. Falco may vote and (ii) 50,000 shares issuable upon exercise of warrants. Does not include 50,000 shares issuable upon exercise of warrants which are not exercisable within 60 days of October 18, 2012.

(10)	Represents (i) 300,089 shares held by Mr. Dweck, (ii) 200,000 shares held by Earthbound on the Closing Date and (iii) 194,489 shares by Mr. Dweck’s children. Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC. Mr. Dweck will become a director on [●], 2012.

(11)	Represents (i) 83,900 shares held by Delta International, LP, (ii) 41, 700 shares held by Delta Onshore, LP, (iii) 373,967 shares held by Delta Offshore Master, LP and (iv) 167,100 shares held by Delta Pleiades, Trafelet Capital Management has informed us that it advises the above-referenced accounts and that Trafelet Capital Management, LP has discretion over these accounts.

DISTRIBUTION

We will deliver only one Information Statement to multiple security holders sharing an address unless we have received contrary instructions from one or more of such security holders sharing an address. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at Xcel Brands, Inc., 475 10th Avenue, 4th Floor, New York, NY 10018, or by telephone request at (347) 727-2474.

Security holders may also address future requests regarding delivery of information statements by contacting us at the address or telephone number set forth in the foregoing paragraph.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports filed with the Commission. These reports, their accompanying exhibits and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

By Order of the Board of Directors:

Robert D’Loren

Chief Executive Officer

[●], 2012

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